Exhibit 10.42

WYETH

EXECUTIVE INCENTIVE PLAN

(Effective January 1, 2002, as approved by stockholders at the

April, 2002 Stockholders Meeting)

(Including amendments through January 25, 2007)

I. PURPOSE . The purpose of the Wyeth Executive Incentive Plan (the “Plan”) is to attract and retain highly qualified individuals as executive officers; to obtain from each the best possible performance; to underscore the importance to them of achieving particular business objectives established for Wyeth; and to include in their compensation package a bonus component which is intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which compensation would be deductible by Wyeth under the Code.

II. DEFINITIONS . For the purposes of the Plan, the following terms shall have the following meanings:

A. AWARDS. The cash awards made pursuant to the Plan.

B. BOARD OF DIRECTORS. The Board of Directors of the Corporation.

C. COMMITTEE. The Compensation and Benefits Committee of the Board of Directors or any successor thereto.

D. CONSOLIDATED EARNINGS. Consolidated net income for the year for which an Award is made, adjusted to omit the effects of unusual and infrequent items all as shown on the audited consolidated statement of income of the Corporation and its subsidiaries as determined in accordance with accounting principles generally accepted in the United States.

E. CORPORATION. Wyeth.

F. ELIGIBLE EMPLOYEE. For a Plan Year, an Employee of the Corporation who is designated by the Plan or the Committee as a Principal Corporate Officer of the Corporation for that year.

G. EMPLOYEE. An individual who is on the active payroll of the Corporation or a subsidiary of the Corporation at any time during the period for which an Award is made.

H. PLAN YEAR. The fiscal year of the Corporation.

I. PRINCIPAL CORPORATE OFFICER. The Chief Executive Officer and any other officer of the Corporation who is so designated by the Committee as a participant in the Plan for a given Plan Year and who, in the judgment of the Committee, is likely to be one of the Corporation’s “covered employees” as defined in Section 162(m) of the Code, for such Plan Year.

III. EFFECTIVE DATE; TERM . The Plan is effective as of January 1, 2002 subject to approval by the Corporation’s stockholders at the Corporation’s 2002 Annual Meeting of Stockholders, and shall remain in effect until such time as it shall be terminated by the Board of Directors.

IV. ELIGIBILITY FOR AWARDS . The Committee shall select the Eligible Employees who are eligible to receive an Award for each Plan Year by no later than ninety days following the start of such Plan Year. Such selections, other than the selection of the Corporation’s Chief Executive Officer or Chairman (if an Eligible Employee) shall be made after considering the recommendations of the Chief Executive Officer. In the discretion of the Committee, Awards may be made to Eligible Employees who have retired or whose employment has terminated after the beginning of the Plan Year for which such individual was designated as an Eligible Employee, or to the designee or estate of an Eligible Employee who died during such Plan Year.

V. DETERMINATION OF AMOUNTS OF AWARDS . Awards payable to any Eligible Employee shall be contingent upon the Corporation having Consolidated Earnings. The initial amount of an Award payable with respect to any Plan Year of the Corporation to any Eligible Employee shall be two-tenths of one percent of Consolidated Earnings for such year, subject to reduction by the Committee in the manner contemplated by this Section V. The Committee, through the exercise of “negative discretion,” in a manner consistent with the requirements of Section 162(m) of the Code, may reduce the initial amounts described in the previous sentence after giving due consideration (i) to the contribution made by the Eligible Employee to achievement of the Corporation’s established objectives for the relevant Plan Year and (ii) such other matters as the Committee shall deem relevant. Such determination by the Committee, except in the case of any Awards for the Chief Executive Officer and the Chairman, shall be made after considering the recommendations of the Chief Executive Officer and such other matters as the Committee shall deem relevant. Nothing in the Plan shall entitle any Eligible Employee to receive the maximum amount payable hereunder, and the Committee, acting in its discretion, may in any Plan Year for some or all of the Eligible Employees for such Plan Year determine to pay a lesser award than the maximum amount specified herein.

Effective for Awards made on or after December 31, 2004, Awards shall be paid within two and one half months following the end of the Plan Year; provided, however, that no Awards shall be paid until the Committee receives assurances from both the Corporation’s Chief Financial Officer and its independent accountants that the amount of such Award does not exceed the maximum amount payable under this Section V and the Committee certifies in writing the amount of the Award for each Eligible Employee and that the maximum amount payable under this Section V has not been exceeded.

VI. PAYMENT OF AWARDS . Awards under the Plan shall be paid currently in cash, in a single sum payment, unless such payment is deferred pursuant to an election made by the Eligible Employee in accordance with the applicable terms of the Wyeth 2005 (409A) Deferred Compensation Plan.

VII. SPECIAL AWARDS AND OTHER PLANS.

A. Nothing contained in the Plan shall prohibit the Corporation or any of its subsidiaries from establishing other special awards or incentive compensation plans providing for the payment of incentive compensation to Employees (including Eligible Employees).

B. Payments of benefits provided to an Eligible Employee under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plans.

C. Awards made under the Plan to an Eligible Employee shall be considered to be in lieu of and replace any award or payment such Eligible Employee would otherwise have been entitled to receive under the Wyeth Performance Incentive Award Program.

VIII. ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN.

A. Except as otherwise provided in the Plan, the Committee shall administer the Plan. The Committee shall consist of not less than three members of the Board of Directors. No director shall be eligible to serve as a member of such Committee unless such person is a “disinterested person” within the meaning of Rule 16b-3 of the General Rules and Regulations’ under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code. Committee members shall not be eligible to participate in the Plan while members of the Committee. The Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

B. The Committee shall have the right to amend the Plan from time to time by item or to repeal it entirely or to direct the discontinuance of Awards either temporarily or permanently; provided, however, that (i) no amendment of the Plan shall operate to cancel, without the consent of the Eligible Employee, an Award already made hereunder, and (ii) no amendment of the Plan that (a) changes the maximum Award payable to any Eligible Employee, as set forth in Section V, or (b) materially amends the definition of Consolidated Earnings shall be effective before approval by the affirmative vote of a majority of shares voted at a meeting of the stockholders of the Corporation.

C. Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

IX. RIGHTS OF EMPLOYEES.

A. Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any Employee any right to continue in the employ of the Corporation or a subsidiary of the Corporation.

B. No individual to whom an Award has been made or any other party shall have any interest in any asset of the Corporation until such amount has been paid or issued. To the extent that any party acquires a right to receive payments under the Plan, such party shall have the status of unsecured creditor of the Corporation with respect to such right.

C. No right or interest of any Eligible Employee in the Plan shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

X. MISCELLANEOUS.

A. All expenses and costs incurred in connection with the operation of the Plan shall be borne by the Corporation, and no part thereof (other than the amounts of Awards under the Plan) shall be charged against the maximum limitation of Section V.

B. All Awards under the Plan are subject to withholding, where applicable, for federal, state and local taxes.

C. Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

D. The Plan shall be construed and administered by the Committee and the Corporation as an arrangement providing for the payment of “qualified performance-based compensation,” within the meaning of Section 162(m) of the Code, and any provision of the Plan that would result in an Award ceasing to be qualified performance-based compensation shall be ineffective to the extent necessary to comply with Section 162(m) of the Code without invalidating the remaining provisions of the Plan.

E. The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of New Jersey applicable to contracts to be performed entirely within such State.

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